EXHIBIT 99.3

The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (“Act”) and may not be offered for sale, sold or otherwise transferred except pursuant to an effective registration statement under the Act, or pursuant to an exemption from registration under the Act, the availability of which is to be established to the satisfaction of the company.

Promissory Note

$35,000	January 19, 2007

     Underwood Family Partners, Ltd., a Colorado limited partnership, and Kanouff, LLC, a Colorado limited liability company, (collectively referred to herein as the “Lender” unless the context indicates otherwise), on January 19, 2007, made a cash loan in the total amount of $35,000 (“Loan Amount”) to Thomas A. Higgins, the Chairman of the Board of Directors of Mercari Communications Group, Ltd., a Colorado corporation (“Company”), Robert W. Marsik, the President, Secretary, and a Director of the Company, and Allan Bergenfield, a Director of the Company. Messrs. Higgins, Marsik, and Bergenfield will be collectively referred to herein as the “Maker” unless the context otherwise indicates. The Maker does hereby promise to pay to Lender $35,000 under the terms and conditions set forth in this Promissory Note (“Note”).

     As of January 19, 2007, the Company is delinquent in filing its Form 10 KSB Report with the Securities and Exchange Commission (“SEC”) for its fiscal year ended May 31, 2006; is delinquent in filing its Forms 10 QSB with the SEC for its fiscal quarters ended August 31, 2005, November 30, 2005, February 28, 2006, August 31, 2006, and November 30, 2006; and is delinquent in filing its federal and state corporate tax returns for its fiscal year ended May 31, 2006. Within four business days after the date of this Note, the Company will be required to file a Form 8-K with the SEC because the Company is borrowing $20,000 in separate loan transactions with the Lender, which constitute the entry by the Company into material definitive agreements under Item 1.01 of Form 8-K. All of the filings described in this paragraph will be referred to in this Note as the “Company Filings.” Each Maker agrees to cause the Company to use the amounts borrowed by the Company from the Lender under such agreements to pay the legal, accounting, and other expenses of making the Company Filings and to pay any amounts which are or become due to the Company’s stock transfer agent prior to the date that this Note becomes due and payable as provided in this Note. Each Maker agrees to use its best efforts to cause the Company to file all of the Company Filings as soon as possible; provided, however, no assurance is, or can be, given by the Maker that all of such Company Filings can be accomplished. The Lender agrees that if it is impossible for the Company to make all of the Company Filings; this Note will never become due and payable.

     The Maker agrees to provide written notice to the Lender via email at lmuco@msn.com and jpk@jpkanouff.com on the date that all of the Company Filings have been filed (“Notice Date”). The Loan Amount shall become due and payable to the Lender on the second business day after the Notice Date (“Due Date”). The Loan Amount shall be repaid by the Maker to the Lender on the Due Date with two stock certificates each representing 280,000 shares of the $.00001 par value common stock of the Company (“Lender’s Shares”). On the date of this Note, Messrs. Higgins, Marsik, and Bergenfield collectively own 860,250 shares of common stock of the Company. The Lender’s Shares will be transferred out of such 860,000 shares; and, after this Note is paid in full, Messrs. Higgins, Marsik, and Bergenfield will own a total of 300,250 shares of the Company. Each Lender understands that if the Lender’s Shares are delivered to the such Lender on the Due Date, such shares will not have been registered under the Securities Act of 1933 (“Act”) by reason of a specific exemption from such registration provisions, such shares will be “restricted securities” under the Act, and such shares will be required to be held by such Lender indefinitely unless registered or exempt from registration. Each Lender agrees that it is an “Accredited Investor” as such term is defined in Rule 501(a) under the Act and is acquiring this Note and will acquire the Lender’s Shares for investment and not for purposes of distribution. The certificates representing the Lender’s shares will bear an appropriate restrictive legend. Each Lender agrees that it will have no direct or indirect rights with respect to the Lender’s Shares unless and until such shares are delivered to the Lender on the Due Date. Each Maker agrees to cause the Company not to issue any addition shares of its capital stock between the date of this Note and the Due Date.

     Each Maker agrees to remain in his current position as a officer and director of the Company until the Due Date and until his successor as an officer or director of the Company has been duly appointed or elected.

     Each Maker agrees that upon the occurrence of the Due Date, such Maker shall automatically be deemed to release the Company from any and all debts, claims, actions, causes of action, demands, rights, agreements, promises, liabilities, losses, damages, costs and expenses, of every nature, character, description, and amount, either known or unknown, without limitation or exception, whether based upon theories of contract, breach of contract, breach of the covenant of good faith and fair dealing, tort, violation of statute, ordinance, or any other theory of liability or declaration of rights whatsoever, which such Maker has against the Company, whether asserted or not, arising directly or indirectly from or based upon any cause, event, transaction, act, omission, occurrence, condition or matter, of any kind or nature whatsoever, which arose or occurred prior to the Due Date. Such released claims shall include, but not be limited to, all loans and advances made by each such Maker to the Company, and all interest thereon.

     In any action at law or in equity to enforce any of the provisions or rights under this Note, the unsuccessful party in such litigation as determined by the court in a final judgment or decree shall pay the successful party all costs, expenses, and reasonable attorney fees incurred by the successful party (including all costs, fees, and expenses of any appeals), and such amounts due to the successful party shall become part of the final judgment in such action at law or in equity.

     It is the intent of the parties to this Note that the laws of the State of Colorado shall govern all matters relating to this Note. If any provision of this Note, or the application of this Note to any circumstance, is found to be unenforceable, invalid, or illegal, such provision shall be deemed deleted from this Note or not applicable to such circumstance, as the case may be, and the remainder of this Note shall not be affected or impaired thereby.

     The Maker hereby waives all notices, demands, and presentments for payment; all notices of default, nonpayment, protest and dishonor; and diligence in taking any action to collect payment hereunder.

     Each Maker is executing and delivering this Note, and each Lender is accepting, this Note as of the date set forth above:

/s/ Thomas A. Higgins	Underwood Family Partners, Ltd.
Thomas A. Higgins, Maker

By: /s/ L. Michael Underwood
L. Michael Underwood,
/s/ Robert W. Marsik	General Partner
Robert W. Marsik, Maker

Kanouff, LLC

/s/ Allan Bergenfield	By: /s/ John P. Kanouff
Allan Bergenfield, Maker	John P. Kanouff, Member